EXHIBIT 99.1
APPLIED INNOVATION REPORTS FOURTH QUARTER
AND FULL YEAR 2006 FINANCIAL RESULTS
Company Reports Second Consecutive Profitable Year
At Applied Innovation:
Julia A. Fratianne
Vice President and Chief Financial Officer
(614) 798-2000
DUBLIN, OHIO (February 16, 2007) — Applied Innovation Inc. (NASDAQ: AINN) today announced operating results for the fourth quarter and year ended December 31, 2006.
Sales for the year ended December 31, 2006 totaled $30.6 million, compared to sales of $31.7 million in 2005. Sales for the three months ended December 31, 2006 were $5.1 million, compared to sales of $8.3 million in the fourth quarter of 2005. The Company achieved net income of $3.3 million for 2006, or $0.21 per diluted share, compared to net income of $2.1 million, or $0.14 per diluted share, in 2005. Net income for the year ended December 31, 2006 included a pre-tax gain of $1.0 million related to the sale of land in the first quarter. The year ended December 31, 2005 was negatively impacted by $0.9 million of restructuring charges. Net income for the three months ended December 31, 2006 was $0.7 million, or $0.05 per diluted share, compared to net income of $0.8 million, or $0.05 per diluted share, in the fourth quarter of the prior year.
The Company generated $3.7 million in cash from operations during 2006 and ended the year with $35.3 million of cash and investments. There was no debt outstanding at December 31, 2006.
Chief Executive Officer William H. Largent said, “Although our fourth quarter sales were in line with the low end of our previously announced expected range, we are disappointed that we did not achieve our goal of year over year sales growth in 2006. The significant drop off in orders from a major wireline customer mid-year, combined with slower than anticipated international sales, contributed to our slight decline in year-over-year sales. In spite of slight sales declines in 2006 versus 2005, profitability remained strong, due to lower operating costs, a gain from the sale of land, and increased investment income.”
“In 2007, we will continue to focus on research and development investments and market development activities that show the greatest revenue growth potential. Our objectives continue to be to optimize Applied’s top and bottom line growth while continuing to serve our worldwide customers and enhance shareholder value,” concluded Mr. Largent.
Other Operating Results
The Company’s gross profit for the fourth quarter of 2006 decreased to $2.6 million compared to gross profit of $4.5 million for the fourth quarter of 2005. As a percentage of sales, gross profit decreased to 51% for the fourth quarter of 2006 compared to 55% for the fourth quarter of 2005, primarily due to lower sales volumes.
Gross profit on product sales for the fourth quarter of 2006 was $1.9 million, or 49% of product sales of $3.8 million. For the same period last year, product sales were $6.7 million generating gross profit of $3.5 million, or 52% of product sales.
Services gross profit for the fourth quarter of 2006 was $0.7 million, or 55% of services sales of $1.2 million. For the fourth quarter of 2005, services sales of $1.7 million generated gross profit of $1.1 million, or 64% of services sales.

Research and development expenses for the fourth quarter of 2006 were $0.8 million, or 17% of sales, compared to $1.1 million, or 13% of sales, for the fourth quarter of 2005.
Selling, general and administrative expenses for the fourth quarter of 2006 were $1.6 million, or 31% of sales, compared to $2.5 million, or 30% of sales, for the fourth quarter of 2005. Expenses for the fourth quarter of 2006 were reduced by $365,000 as a result of the reversal of management bonuses accrued during the first three quarters of 2006.
The Company’s effective tax rate was 10% for the quarter ended December 31, 2006, compared to 32% in the quarter ended December 31, 2005, as a result of the extension of the R&E credit retroactively to January 1, 2006. The Company’s effective income tax rate was 32% for the year ended December 31, 2006, compared to an effective rate of 32% for the same period in 2005.
About Applied Innovation
Applied Innovation provides hardware and software applications that drive operational efficiency and improve quality in wireless, wireline and converging networks. Applied Innovation’s industry-leading solutions include sophisticated remote site management, 3G network data quality monitoring and logical security of critical networks. Applied Innovation is a certified TL 9000 registered company with solutions currently installed in more than 34,000 sites worldwide.
Headquartered in Dublin, Ohio, Applied is traded on NASDAQ under the symbol AINN. For more information, please visit the Company’s Web site at http://www.AppliedInnovation.com.
Safe Harbor Statement
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of the Company and its management. These forward-looking statements involve numerous risks and uncertainties, including, without limitation: the demand for telecommunication equipment generally and in particular for the equipment and services offered by the Company; sales orders during 2007 and thereafter; that the anticipated demand for the products and services offered by the Company may decrease as a result of the economic and political climate in which the Company operates; the acceptance of the Company’s present products and services and its ability to hire technical staff; the Company’s ability to adapt to technological changes; the availability of capital to support the Company’s business plans; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. One or more of these factors have affected and could, in the future, affect the Company’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other persons, that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

APPLIED INNOVATION INC.
SUMMARY FINANCIAL HIGHLIGHTS
($ in thousands)
Summary Balance Sheet Information

	(Unaudited)
	December 31, 2006	December 31, 2005

Cash and cash equivalents	$16,977	$9,874
Short term investments	6,741	10,478
Accounts receivable, net	2,174	4,273
Inventory, net	3,973	2,997
Other current assets	1,417	1,533

Current assets	31,282	29,155
Property, plant and equipment, net	5,112	5,899
Investments	11,548	9,740
Goodwill	3,526	3,526
Other assets	1,437	2,187

Total assets	$52,905	$50,507

Accounts payable	$908	$1,030
Accrued expenses	1,795	2,985
Deferred revenue	1,093	1,102

Total current liabilities	3,796	5,117
Deferred income taxes	161	—
Deferred revenue	50

Total liabilities	4,007	5,117
Stockholders’ equity	48,898	45,390

Total liabilities and stockholders’ equity	$52,905	$50,507

Summary Operational Information (unaudited)
($ in thousands, except per share and shares outstanding)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005

Sales	$5,064	$8,311	$30,590	$31,690
Cost of sales	2,502	3,778	15,132	13,957

Gross profit	2,562	4,533	15,458	17,733
R&D	848	1,111	3,982	4,416
SG&A	1,550	2,525	9,385	10,185
Restructuring charges	—	(12)	—	873
Gain on sale of land	—	—	(1,036)	—

Income from operations	164	909	3,127	2,259
Interest and other income, net	660	299	1,660	822

Income before income taxes	824	1,208	4,787	3,081
Income tax expense	86	390	1,533	978

Net income	$738	$818	$3,254	$2,103

Diluted income per share	$0.05	$0.05	$0.21	$0.14
Diluted shares	15,268,401	15,253,952	15,264,770	15,238,730